U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2007

VIRAL GENETICS, INC.
(Exact name of registrant as specified in its charter)

000-26875
(Commission File No.)

Delaware	33-0814123
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1321 Mountain View Circle, Azusa, CA 91702
(Address of principal executive offices)

(626) 334-5310
(Registrant’s telephone number)

Not Applicable
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into as Material Definitive Agreement
Item 3.02	Unregistered Sales of Equity Securities

In March 2006 Viral Genetics, Inc., sold to a limited group of investors convertible debentures in the principal amount of $2,891,549.22 that accrue interest at the rate of 10% per annum payable quarterly in arrears beginning October 1, 2006 (the “New Debentures”). The principal amount of the New Debentures was convertible into our common stock at the option of the holders at the rate of $0.45 of principal per share. The New Debentures were to be repaid, at our election, in cash with a 5% premium or Viral Genetics common stock priced at the lower of $0.45 or 80% of the market price for our common stock over a term of 24 months beginning in October 2006. In connection with the purchase of the New Debentures the investors acquired warrants to purchase a total of 6,570,242 common shares at an exercise price of $0.78 per share that expire at the end of March 2011 (the “Warrants”), and unit purchase warrants to purchase an additional $2.1 million in principal amount of New Debentures and additional Warrants to purchase 4.7 million shares of common stock (the “Unit Warrants”). The investors also acquired in March 2006, previously outstanding convertible debentures in the principal amount of $598,450.78 that accrued interest at the rate of 10% per annum (the “Old Debentures”). The principal amount of the Old Debentures is convertible into our common stock at the option of the holders at the rate of $0.18 of principal per share. Viral Genetics filed a registration statement under the Securities Act of 1933 to permit the investors to resell the shares of common stock issuable under the New Debentures, Old Debentures, and Warrants, which was effective in August 2006. A total of 9,695,409 shares of common stock covered by the prospectus included in the registration statement have been issued under the New Debentures and Old Debentures to the investors.

Summary of Restructuring Changes

The holders of $1,968,810.68 in principal amount and accrued interest of the New Debentures, $446,934.80 in principal amount and accrued interest of the Old Debentures, and 5,431,436 of the Warrants agreed to amend the terms of the instruments they hold to provide for the following:

—	Change in the voluntary conversion price of the Old Debentures and the New Debentures, as well as the exercise price of the Warrants, to a fixed $0.08 per share.

—	Removal of the monthly amortization payments from the New Debentures. All unpaid principal and accrued interest on these securities is due and payable by us on September 1, 2008.

—	Immediate conversion of principal and interest on the Old Debentures and New Debentures at the new fixed price of $0.08 as follows:

™	$21,096.91 of the Old Debentures for 263,711 shares of common stock

™	$284,138.24 of the New Debentures for 3,551,728 shares of common stock

—	Immediate exercise of Warrants in exchange for cancellation of principal and interest on the Old Debentures and New Debentures at the new price as follows:

™	$162,796.56 of the Old Debentures for 2,034,957 shares of common stock

™	$362,822.80 of the New Debentures for 4,535,285 shares of common stock

—	The sum effect of the preceding four transactions is to reduce the balance we owe to the holders on the Old Debentures from $446,934.80 to $0, and to reduce the balance we owe to the holders on the New Debentures from $1,968,810.68 to $1,584,890.96. Therefore, in aggregate, $830,854.51 of principal and interest on the Old Debentures and the New Debentures has been exchanged or tendered for cancellation for a total of 10,385,681 shares of our common stock; and

—	Cancel their Unit Warrants in exchange for new common stock purchase warrants for the purchase of 5,431,436 shares at an exercise price of $0.15 per share that expire February 28, 2012.

The holders of $354,194.07 in principal amount and accrued interest of the New Debentures, $31,154.20 in principal amount and accrued interest of the Old Debentures, and 994,228 of the Warrants did not participate in the restructuring modifications described above, but the practical effect of the transactions is to decrease the voluntary conversion price of the New Debentures and Old Debentures and exercise price of the Warrants they hold to $0.08 per share. Viral Genetics intends to make all future payments of principal and interest on debentures held by these persons in cash.

All securities issued or deemed issued by Viral Genetics in the foregoing ransactions were issued in reliance on the exemption from registration set forth in Section 3(a)(9) of the Securities Act of 1933.

Item 9.01	Financial Statements and Exhibits

Exhibits

Attached to this report as Exhibit 10.1 is the form of Conversion Agreement dated March 2, 2007, entered into with the investors participating in the restructuring.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAL GENETICS, INC.

Dated: March 8, 2007	By:	/s/ Haig Keledjian
Haig Keledjian, President